EXHIBIT 10.13

HEALTHSOUTH CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

Effective July 1, 1997

(i)

(ii)

(iii)

HEALTHSOUTH CORPORATION

EXECUTIVE DEFERRED COMPENSATION PLAN

ARTICLE I—PURPOSE; EFFECTIVE DATE

The purpose of this Executive Deferred Compensation Plan (the “Plan”) is to provide current tax planning opportunities as well as supplemental funds upon the retirement or death of selected employees of HEALTHSOUTH Corporation (the “Company”). It is intended that the Plan will aid in attracting and retaining employees of exceptional ability by providing them with these benefits. The Plan shall be effective as of June 1, 1997.

ARTICLE II—DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1	Account

“Account” means the Retirement Account or the Moody’s Account, where appropriate, as maintained by the Employer in accordance with Article IV with respect to any deferral of Compensation pursuant to this Plan. A Participant’s Retirement Account or Moody’s Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. A Participant’s Account shall not constitute or be treated as a trust fund of any kind.

2.2	Actuarial Equivalent

“Actuarial Equivalent” means equivalence in value between two or more forms and/or times of payment based on a determination by an actuary chosen by the Company using sound actuarial assumptions at the time of such determination.

2.3	Beneficiary

“Beneficiary” means the person, persons or entity entitled under Article VI to receive any Plan benefits payable after a Participant’s death.

2.4	Board

“Board” means the Board of Directors of the Company.

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2.5	Change in Control

A “Change in Control” shall mean:

(a) The acquisition (other than from the Company) by any person, entity or “group” (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, but excluding, for this purpose, the Company or its subsidiaries, or any employee benefit plan of the Company or its subsidiaries which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of 25% or more of either the then-outstanding shares of the Company’s Common Stock, par value $0.01 per share, or the combined voting power of the Company’s then-outstanding voting securities entitled to vote generally in the election of Directors; or

(b) Individuals who, as of June 1, 1997, constitute the Board of Directors of the Company (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any person becoming a Director subsequent to such date whose election, or nomination for election, was approved by a vote of at least a majority of the Directors then constituting the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of Directors of the Company) shall be, for purposes of this definition, considered as though such person were a member of the Incumbent Board; or

(c) Approval by the stockholders of the Company of a reorganization, merger, consolidation or share exchange, in each case with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger, consolidation or share exchange do not, immediately thereafter, own more than 75% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, consolidated or other surviving entity’s then-outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

2.6	Committee

“Committee” means the Committee appointed by the Chief Executive Officer to administer the Plan pursuant to Article VII.

2.7	Company

“Company” means HEALTHSOUTH Corporation, a Delaware corporation, or any successor corporation or other entity resulting from a merger or consolidation into or with the Company.

2.8	Compensation

“Compensation” means total cash compensation, including bonuses paid by the Employer, and before reduction for amounts deferred under this Plan or any tax-qualified Plan sponsored by the Employer which permits deferral of current compensation. Compensation does not include expense reimbursements, overtime, any form of noncash compensation or benefits.

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2.9	Deferral Commitment

“Deferral Commitment” means a Salary Deferral Commitment or a Bonus Deferral Commitment made by a Participant pursuant to Article III and for which a Participation Agreement has been submitted by the Participant to the Committee.

2.10	Deferral Period

“Deferral Period” means the period over which a Participant has elected to defer a portion of his Compensation. The Deferral Period shall be one calendar year for a Salary Deferral Commitments. For Bonus distribution, the Deferral Period shall be set out in the election form. The Deferral Period may be modified pursuant to Sections 3.3 or 3.5.

2.11	Determination Date

“Determination Date” means the last day of each calendar month.

2.12	Disability

“Disability” means a physical or mental condition which, in the opinion of the Committee, prevents an Employee from satisfactorily performing Employee’s usual duties for Employer. The Committee’s decision as to Disability will be based upon medical reports and/or other evidence satisfactory to the Committee.

2.13	Early Retirement Date

“Early Retirement Date” means the date prior to his Normal Retirement Date on which the Participant actually terminates Employment following both:

(a) The attainment of age 55; and

(b) Completion of five Years of Participation.

2.14	Elective Deferred Compensation

“Elective Deferred Compensation” means the amount of Compensation that a Participant elects to defer pursuant to a Deferral Commitment.

2.15	Employee

“Employee” shall mean a person, other than an independent contractor, who is receiving remuneration for services rendered to, or labor performed for, the Employer (or who would be receiving such remuneration except for an authorized leave of absence) with respect to such persons duties as a key employee of the Employer as determined by the Committee under Article III.

2.16	Employer

“Employer” means the Company and any affiliated or subsidiary corporations designated by the Board.

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2.17	Employment

“Employment” means a Participant’s ongoing service with the Employer.

2.18	ESOP

“ESOP” means the HEALTHSOUTH Corporation Employee Stock Benefit Plan.

2.19	Financial Hardship

“Financial Hardship” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Internal Revenue Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but in any case, payment may not be made to the extent that such hardship is or may be relieved:

(a) Through reimbursement or compensation by insurance or otherwise;

(b) By liquidation of the Participant’s assets, to the extent the liquidation of such as sets would not itself cause severe financial hardship; or

(c) By cessation of deferrals under the Plan.

2.20	Interest

“Interest” on a Determination Date means interest computed at the rate provided below:

(a) Moody’s Account Interest. The interest yield credited to a Moody’s Account shall be equal to the monthly equivalent of the annual yield of the Moody’s Average Corporate Bond Yield Index for the preceding calendar month as published by Moody’s Investor Service, Inc. (or any successor thereto) or, if such index is no longer published, a substantially similar index selected by the Committee.

(b) Retirement Account Interest. The interest yield credited to a Retirement Account shall be equal to the monthly equivalent of the effective annual yield on the Moody’s Account plus 2%.

2.21	Normal Retirement Date

“Normal Retirement Date” means the first day of the month coinciding with or next following the date on which the Participant attains age 62.

2.22	Participant

“Participant” means any individual who is participating or has participated in this Plan as provided in Article III.

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2.23	Participation Agreement

“Participation Agreement” means the agreement submitted by a Participant to the Committee prior to the beginning of the Deferral Period with respect to one or more Deferral Commitments made for such Deferral Period.

2.24	Plan Benefit

“Plan Benefit” means the benefit payable to a Participant as calculated in Article V.

2.25	Retirement

“Retirement” means termination of Employment at the Participant’s Normal Retirement Date or Early Retirement Date as applicable.

2.26	Retirement Investment Plan

“Retirement Investment Plan” means the HEALTHSOUTH Retirement Investment Plan as amended from time to time, or any other profit-sharing or retirement plan maintained by the Employer and qualified under Sections 401 (a) and 401 (k) of the Code.

2.27	Years of Participation

“Years of Participation” shall mean, with respect to any Participant, the number of completed 12-month periods from the date such Participant made his first deferral under the Plan, each measured from the month and day of such date.

ARTICLE III—PARTICIPATION AND DEFERRAL COMMITMENTS

3.1	Eligibility and Participation

(a) Eligibility. Eligibility to participate in the Plan shall be limited to those key management employees of the Employer who are designated, from time to time, by the Committee.

(b) Participation. An eligible Employee who elects to participate in the Plan with respect to any Deferral Period must submit a Participation Agreement to the Committee prior to the Deferral Period.

(c) Part-Year Participation. In the event that an Employee first becomes eligible to participate during a Deferral Period, a Participation Agreement must be submitted to the Committee no later than 30 days following written notification to the Employee of eligibility to participate. Such Participation Agreement shall be effective only with regard to Compensation earned or payable following the submission of the Participation Agreement to the Committee.

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3.2	Form of Deferral; Minimum Deferral

Subject to Section 3.4 below, a Participant may elect in the Participation Agreement any of the following Deferral Commitments:

(a) Salary Deferral Commitment. An Employee-Participant may elect to defer all or any portion of his monthly compensation for the Deferral Period. The amount to be deferred shall be stated as a percentage of base salary or dollar amount and may not be less than $2,400.

(b) Bonus Deferral Commitment. A Participant may elect to defer all or a portion of the bonus amounts to be paid by the Employer in the Deferral Period. The amount to be deferred shall be stated as a percentage of such bonus and must not be less than $2,400, unless the Participant also elects to make a Salary Deferral Commitment, in which case there shall be no minimum Bonus Deferral Commitment.

3.3	Elections for Part-Years

In the event an Employee enters this Plan at any time other than January 1 of any calendar year, the amount which must be completed under the appropriate minimum Deferral Commitment stated in Section 3.2 during the initial partial year of participation shall be the pro-rata portion based upon complete months left in the initial calendar year.

3.4	Limitation on Deferral

Subject to the next sentence, a Participant may defer up to 100% of the Participant’s Compensation. However, the Committee may impose another maximum deferral amount or increase the minimum deferral amount under Section 3.2 from time to time by giving written notice to all Participants; provided, however, that no such changes may affect a Deferral Commitment made prior to the Committee’s action.

3.5	Modification of Deferral Commitment

A Deferral Commitment shall be irrevocable, except that the Committee may permit a Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment, upon a finding that the Participant has suffered a Financial Hardship. If a Participant ceases receiving Compensation during a Deferral Period due to Disability, the Deferral Commitment shall cease at that time.

3.6	Change in Employment Status

If the Board determines that a Participant’s employment performance is no longer at a level that deserves reward through participation in this Plan, but does not terminate the Participant’s Employment, no Deferral Commitments may be made by such Participant after the date designated by the Board.

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ARTICLE IV—DEFERRED COMPENSATION ACCOUNT

4.1	Accounts

For recordkeeping purposes only, two Accounts shall be maintained for each Participant.

4.2	Elective Deferred Compensation

A Participant’s Elective Deferred Compensation shall be credited to the Participant’s Account as the corresponding nondeferred portion of the Compensation becomes or would have become payable. Any withholding of taxes or other amounts with respect to deferred Compensation that is required by state, federal, or local law shall be withheld from the Participant’s nondeferred Compensation to the maximum extent possible, with any excess being withheld from the Participant’s Account.

4.3	Retirement Investment Plan Makeup Credit

The Employer shall credit to each Participant’s Account no later than the last day of each year an amount equal to any lost employer contribution to the Participant’s Retirement Investment Plan Account as a result of Participating in this Plan.

4.4	ESOP Makeup Credit

The Employer shall credit to each Participant’s Account no later than the last day of each year an amount equal to any lost employer contribution to the Participant’s ESOP Account as a result of Participating in this Plan.

4.5	Excise Tax and Lost Benefit Makeup

If as a result of participating in this Plan the Participant is required to pay additional excise tax under Section 4999 of the Internal Revenue Code (“IRC”), or receives a smaller benefit from any other Employer Plan as a result of any IRC Section 280G Golden Parachute limitations, then a makeup amount shall be payable from this Plan. This amount shall be equal to the amount of Section 4999 excise tax payable and any lost benefit from other Employer Plans due to IRC Section 280G Golden Parachute limitation, as a result of participation in this Plan, plus any excise tax or income taxes payable due to this payment. The Company and Participant shall cooperate in good faith in making such determination and in providing the necessary information for this purpose.

4.6	Interest

The Accounts shall be credited monthly with the appropriate Interest earned based on the interest rates specified in 2.20. Interest earned shall be calculated as of each Determination Date based upon the average daily balance of the Account since the preceding Determination Date and shall be credited to the Participant’s Accounts at that time.

4.7	Determination of Accounts

Each Participant’s Retirement Account and Moody’s Account as of each Determination Date shall consist of the balance of the Participant’s Accounts as of the immediately preceding Determination Date, plus the Participant’s Elective Deferred Compensation credited, any ESOP or Retirement

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Investment Plan Makeup credited and the appropriate Interest earned, minus the amount of any withdrawals or distributions made since the immediately preceding Determination Date.

4.8	Vesting of Accounts

Each Participant shall be 100% vested at all times in the amount of Compensation elected to be deferred under this Plan and Interest thereon. Any ESOP or Retirement Investment Plan Makeup credited to the Participant’s Account shall vest at the same rate as the underlying Plan, except upon a Change in Control, Disability, or death, in which case the Participant shall be 100% vested in any Makeup. However, the Participant shall be entitled to receive either the Retirement Account or the Moody’s Account, as determined under Article V, but not both.

4.9	Statement of Accounts

The Committee shall submit to each Participant, within 120 days after the close of each calendar year and at such other time as determined by the Committee, a statement setting forth the balance to the credit of each Account maintained for a Participant.

ARTICLE V—PLAN BENEFITS

5.1	Retirement Benefit

The Employer shall pay a Plan Benefit equal to the Participant’s Retirement Account to a Participant who terminates Employment by reason of Retirement. Disability or within 24 months of a Change in Control.

5.2	Termination Benefit

The Employer shall pay a Plan Benefit equal to the Participant’s vested Moody’s Account to a Participant who terminates Employment for any reason other than those provided for in Sections 5.1 or 5.3. Such benefit shall be paid in a lump sum within 90 days of the Participant’s termination.

5.3	Death Benefit

Upon the death of a Participant, the Employer shall pay to the Participant’s Beneficiary an amount determined as follows:

(a) Post-Termination. If the Participant dies after termination of Employment, the amount payable shall be equal to the remaining unpaid balance of the Participant’s appropriate Account.

(b) Pre-Termination. If the Participant dies prior to termination of Employment, the amount payable shall be the Participant’s Retirement Account balance.

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5.4	In-Service Withdrawals

Participants shall be permitted to elect to withdraw amounts from their Account subject to the following restrictions:

(a) Timing of Election to Withdraw. The election to make an In-Service Withdrawal must be made at the same time the Participant enters into a Participation Agreement for a Deferral Commitment. However, such election may be modified if such modification is no later than the end of the calendar year that is five calendar years prior to the calendar year the Participant was scheduled to receive the benefits.

(b) Amount of Withdrawal. The amount which a Participant can elect to withdraw with respect to any Deferral Commitment shall be limited to 100% of the amount of such Deferral Commitment plus Interest.

(c) Timing of In-Service Withdrawals. The amount elected to be withdrawn shall be paid in a lump sum, unless the Committee approves an alternative form of payment at the time elected by the Participant in his Participation Agreement wherein he elected the In-Service Withdrawal. In no event shall such a withdrawal commence prior to five years following the beginning of the Deferral Period in which the Participant elected the In-Service Withdrawal.

5.5	Hardship Distributions

Upon a finding that a Participant has suffered a Financial Hardship or a Disability, the Committee may in its sole discretion, make distributions from the Participant’s Account prior to the time specified for payment of benefits under the Plan. The amount of such distribution shall be limited to the amount reasonably necessary to meet the Participant’s requirements during the Financial Hardship or Disability.

5.6	Form of Benefit Payment

(a) All Plan Benefits other than Termination. In-Service Withdrawals or Hardship Distributions shall be paid in the form selected by the Participant at the time of the Deferral Commitment from among the following alternatives:

(i) Lump-sum payment.

(ii) Substantially equal annual installments of the Account and Interest amortized over a period of five years.

(iii) Substantially equal annual installments of the Account and Interest amortized over a period of ten years.

(iv) Substantially equal annual installments of the Account and Interest amortized over a period of 15 years, but not beyond age 80.

(v) Any other method that is the Actuarial Equivalent of the Participant’s appropriate Account balance, if such method is approved by the Committee.

(b) Benefits shall commence based upon one of the following options elected by the Participant:

(i) Within 65 days after Retirement.

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(ii) In the beginning of a calendar year following Retirement selected by the Participant, but not more than five years after Retirement.

(c) The Participant may modify the form or timing of benefit payment as long as such modification is made before the end of the calendar year two calendar years prior to when the Participant’s benefits were scheduled to commence had the modification not been made.

5.7	Small Accounts

Notwithstanding Section 5.6(a), if a Participant’s Account is less than $20,000, the Committee shall pay the Participant in a lump sum.

5.8	Accelerated Distribution

Notwithstanding any other provision of the Plan, at any time, a Participant shall be entitled to receive, upon written request to the Committee, a lump-sum distribution equal to 90% of the vested Account balance as of the Determination Date immediately preceding the date on which the Committee receives the written request. The remaining balance shall be forfeited by the Participant. The amount payable under this section shall be paid in a lump sum within 30 days following the receipt of the notice from the Participant by the Committee.

5.9	Withholding; Payroll Taxes

The Employer shall withhold from payments made hereunder any taxes required to be withheld from such payments under federal, state or local law. However, a Beneficiary may elect not to have withholding for federal income tax pursuant to Section 3405(a)(2) of Internal Revenue Code, or any successor provision thereto.

5.10	Payment to Guardian

If a Plan benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of his property, the Committee may direct payment of such Plan Benefit to the guardian, legal representative, or person having the care and custody of such minor, incompetent, or person. The Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan Benefit. Such distribution shall completely discharge the Committee from all liability with respect to such benefit.

ARTICLE VI—BENEFICIARY DESIGNATION

6.1	Beneficiary Designation

Subject to Section 6.3, each Participant shall have the right, at any time, to designate one or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of Participant’s death prior to complete distribution of the Participant’s Account. Each Beneficiary designation shall be in a written form prescribed by the Committee and shall be effective only when filed with the Committee during the Participant’s lifetime.

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6.2	Changing Beneficiary

Subject to Section 6.3, any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new designation with the Committee. The filing of a new designation shall cancel all designations previously filed.

6.3	Community Property

If the Participant resides in a community property state, the following rules shall apply:

(a) Designation by a married Participant of a Beneficiary other than the Participant’s spouse shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation, or it is established the consent cannot be obtained because the spouse cannot be located.

(b) A married Participant’s Beneficiary designation may be changed by a Participant with the consent of the Participant’s spouse as provided for in Section 6.3(a) by the filing of a new designation with the Committee.

(c) If the Participant’s marital status changes after the Participant has designated a Beneficiary, the following shall apply:

(i) If the Participant is married at the time of death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed in Section 6.3(a).

(ii) If the Participant is unmarried at the time of death but was married when the designation was made:

a) The designation shall be void if the spouse was named as Beneficiary unless Participant had submitted a change of beneficiary listing the former spouse as the beneficiary.

b) The designation shall remain valid if a nonspouse Beneficiary was named.

(iii) If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.

6.4	Amendments

Any Beneficiary designation may be changed by a Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary Designation with the Committee. The filing of a new Beneficiary Designation form will cancel all Beneficiary Designations previously filed. If a Participant’s Compensation is community property, any Beneficiary Designation shall be valid or effective only as permitted under applicable law.

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6.5	No Beneficiary Designation

In the absence of an effective Beneficiary Designation, or if all designated Beneficiaries predecease the Participant or dies prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be the person in the first of the following classes in which there is a survivor:

(a) the surviving spouse;

(b) the Participant’s children, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the deceased child would have taken if living;

(c) the Participant’s estate.

6.6	Effect of Payment

The payment to the deemed Beneficiary shall completely discharge Employer’s obligations under this Plan.

ARTICLE VII—ADMINISTRATION

7.1	Committee; Duties

This Plan shall be supervised by the Committee, which shall consist of not less than three persons appointed by the Chief Executive Officer. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with the Plan. A majority vote of the Committee members, whether taken at a meeting or evidenced in a writing, shall control any decision. Members of the Committee may be Participants under this Plan.

7.2	Agents

The Committee may, from time to time, employ or engage other agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to the Employer.

7.3	Binding Effect of Decisions

The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

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7.4	Indemnity of Committee

The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VIII—CLAIMS PROCEDURE

8.1	Claim

Any person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing as soon as practicable.

8.2	Denial of Claim

If the claim or request is denied, the written notice of denial shall state:

(a) The reasons for denial, with specific reference to the Plan provisions on which the denial is based.

(b) A description of any additional material or information required and an explanation of why it is necessary.

(c) An explanation of the Plan’s claim review procedure.

8.3	Review of Claim

Any person whose claim or request is denied or who has not received a response within 30 days may request review by notice given in writing to the Committee. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

8.4	Final Decision

The decision on review shall normally be made within 60 days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and the relevant Plan provisions. All decisions on review shall be final and bind all parties concerned.

ARTICLE IX—AMENDMENT AND TERMINATION OF PLAN

9.1	Amendment

The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict the amount accrued to the date of Amendment in

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any Account maintained under the Plan. Any change in the definition of Interest shall apply only to those amounts credited to the Participant’s Account as a result of Deferral Commitments made after the Amendment, unless the Amendment is made with the written approval of Participants representing at least 66% of the aggregate Plan liability.

9.2	Employer’s Right to Terminate

The Board may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Employer.

(a) Partial Termination. The Board may partially terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments. In the event of such a Partial Termination, the Plan shall continue to operate and be effective with regard to Deferral Commitments entered into prior to the effective date of such Partial Termination.

(b) Complete Termination. The Board may completely terminate the Plan by instructing the Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. In the event of Complete Termination, the Plan shall cease to operate and the Employer shall pay out to each Participant such Participant’s Retirement Account as if the Participant had terminated service as of the effective date of the Complete Termination. Payments shall be made in equal annual installments over the period listed below, based on the Retirement Account balance:

Retirement Account Balance	Payout Period
Less than $10,000	1 Year
$10,000 but less than $50,000	3 Years
More than $50,000	5 Years

ARTICLE X—MISCELLANEOUS

10.1	Unfunded Plan

This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA. Accordingly, the Plan shall terminate and no further benefits shall accrue hereunder in the event it is determined by a court of competent jurisdiction or by an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA which is not so exempt. In the event of such termination, all ongoing Deferral Commitments shall terminate, no additional Deferral Commitments will be accepted by the Committee, and the amount of each Participant’s vested Account balance shall be distributed to such Participant at such time and in such manner as the Committee, in its sole discretion, determines.

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10.2	Company and Employer Obligations

The obligation to make benefit payments to any Participant under the Plan shall be a joint and several liability of the Company and the Employer that employed the Participant. Such Company obligation may not be transferred to a successor Company without the express written consent of the Participant to whom the obligation is owed.

10.3	Unsecured General Creditor

In the event of an Employer’s insolvency, Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Employer, except as unsecured general creditors of the Employer, nor shall they be Beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer. In that event, any and all of the Employer’s assets and policies shall be and remain, the general, unpledged, unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Employer to pay money in the future.

10.4	Trust Fund

The Employer shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Employer may establish one or more trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Employer’s creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Employer shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by the Employer.

10.5	Nonassignability

Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.6	Not a Contract of Employment

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Employer except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time.

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10.7	Protective Provisions

A Participant will cooperate with the Employer by furnishing any and all information reasonably requested by the Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may reasonably deem necessary and taking such other action as may be reasonably requested by the Employer.

10.8	Terms

Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.9	Captions

The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.10	Governing Law

The provisions of this Plan shall be construed and interpreted according to the laws of the State of Alabama, applied without giving effect to any conflicts-of-law principles.

10.11	Validity

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.12	Notice

Any notice or filing required or permuted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or the Secretary of the Employer. Such notice shall be deemed given as of the date of deliver or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.13	Successors

The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporation or other business

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entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

HEALTHSOUTH CORPORATION

By:
Chief Executive Officer

By:
Secretary

Dated:

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